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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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LOWRANCE ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOWRANCE ELECTRONICS, INC.
12000 East Skelly Drive
Tulsa, Oklahoma 74128-2486
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held December 13, 2005
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lowrance Electronics, Inc., a Delaware corporation (the “Company”), will be held in the Seville I Room of the Renaissance Tulsa Hotel & Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on Tuesday, December 13, 2005, at 10:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Proxy Statement:
(1)	The election of four (4) directors for a one (1) year term to expire in 2006; and

(2)	The transaction of such other and further business as may be brought before the Annual Meeting or any adjournment or adjournments thereof.
Only Stockholders of record at the close of business on October 28, 2005 are entitled to vote at the meeting or any adjournment or adjournments thereof. Stockholders who do not expect to attend the meeting in person are urged to mark, date, sign, and mail the enclosed Proxy in the enclosed return envelope for which no postage is needed if mailed in the United States.
By Order of the Board of Directors
H. Wayne Cooper
Secretary
Tulsa, Oklahoma
November 11, 2005
IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE,
AND SIGN THE ENCLOSED PROXY AND MAIL IT AT
YOUR EARLIEST CONVENIENCE

LOWRANCE ELECTRONICS, INC.
12000 East Skelly Drive
Tulsa, Oklahoma 74128-2486
PROXY STATEMENT
Annual Meeting of Stockholders
December 13, 2005
The enclosed form of Proxy is solicited by the Board of Directors of Lowrance Electronics, Inc., (the “Company”) for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held in the Seville I Room of the Renaissance Tulsa Hotel & Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on Tuesday, December 13, 2005, at 10:00 a.m., local time.
This Proxy Statement and the Proxy were first mailed to Stockholders on or about November 11, 2005 and are furnished in connection with the solicitation of Proxies by the Board of Directors of the Company. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended July 31, 2005 is being furnished with this Proxy Statement. This Proxy solicitation is by mail and at the expense of the Company. It may be that further solicitation of Proxies will be made by telephone or oral communication. All such further solicitation will be at the expense of the Company and may be conducted by employees of the Company who will not receive additional compensation for such solicitation.
VOTING
Only Stockholders of record at the close of business on October 28, 2005 will be entitled to vote at the Annual Meeting. On October 28, 2005, there were outstanding 5,135,516 shares of Common Stock, par value $0.10 per share, all of which will be entitled to vote at the Annual Meeting. Each Share of Common Stock is entitled to one vote, with no right of cumulative voting. The Company has no other voting securities outstanding.
Shares represented by Proxies received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made thereon by the Stockholders, unless authority to do so is withheld. If no specification is made, the Proxy will be voted in favor of the proposals referred to therein and herein.
Any Stockholder giving a Proxy has the power to revoke it at any time before it is voted, and revocation may be made by letter or other notice in writing addressed to H. Wayne Cooper, Corporate Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma, 74128-2486, or by attendance at the meeting and voting his or her shares in person. Each Proxy, unless previously revoked, will be voted at the meeting.
The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. A quorum being present, all proposals to be voted on at the Annual Meeting will be decided by a majority vote of the shares present, in person or by proxy, certified by inspectors of election, unless the proposal relates to matters on which more than a majority vote is required under the Company’s Certificate of Incorporation, its Bylaws, or the laws of the State of Delaware, under whose laws the Company is incorporated.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors of the Company recommends a vote FOR the nominees named below for election as director.
ELECTION OF DIRECTORS
Under the Company’s existing Certificate of Incorporation, all directors of the Company stand for election annually and serve until their successors are duly elected and qualified.
The persons designated by the Board of Directors as proxies in the accompanying Proxy intend to vote, unless otherwise instructed in such Proxy, for the election of all directors. Should any director become unable for any reason to stand for election as a director of the Company, it is the intention of the persons named in the Proxy to vote for the election of such other person as the Nominating Committee may nominate or the Board of Directors may recommend to replace that director. The Company knows of no reason why the current directors will be unavailable or unable to serve.
Standing for Election
Darrell J. Lowrance. Mr. Lowrance, age 67, a founder of the Company, has been with the Company since its formation in 1957. He currently serves as President and Chief Executive Officer and a Director of the Company, positions he has held since 1964, and is active in the day to day operations of the Company. During 1983 and 1984, Mr. Lowrance served as President of the American Fishing Tackle Manufacturer’s Association (AFTMA). In July 1988, Mr. Lowrance was re-elected to the Board of Directors of AFTMA, a position he previously held from 1978 through 1986. Additionally, in April 1989, Mr. Lowrance was elected as a director of the National Association of Marine Products and Services. Recently, he was elected to the Board of Directors of the American Sportfishing Association (ASA).
M. Wayne Williams. Mr. Williams, age 68, a retired CPA, has served as a director since August 2002. He was employed by Electronic Data Systems (EDS) from 1976 until his retirement in 1996. While at EDS, he was responsible for the preparation of company financial statements in accordance with GAAP, as well as the overview of all Securities and Exchange Commission (SEC) reporting. He was also responsible for statutory, contract and GAAP reporting for EDS’s wholly-owned insurance subsidiary. Prior to EDS, he was an audit manager with the accounting firm of Touche Ross & Co., working in audit, tax and consulting.
George W. Jones. Mr. Jones, age 67, has served as a director since April 2001. Mr. Jones is a retired Vice President for The Equitable of New York, a national financial services provider. He holds the designation of Chartered Financial Consultant awarded by the Society of Financial Service Professionals.
Jason C. Sauey. Mr. Sauey, age 44, has served as a director since May 2004. Mr. Sauey has been President of Flambeau, Inc., a proprietary products marketer and contracts plastics manufacturer, since 1992. Mr. Sauey joined Flambeau, Inc. in 1985 as marketing manager and was subsequently promoted to Vice President of Marketing in 1986. In addition, Mr. Sauey is a director of Flambeau, Inc., as well as its parent holding company, The Nordic Group of Companies. Mr. Sauey received his Masters of Business Administration from the University of Chicago School of Business in 1985.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
The Company’s Board of Directors met seven times during the fiscal year ended July 31, 2005. The Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee.
Director Compensation
All incumbent directors attended 100% of the aggregate number of meetings of the Board and Committees upon which they sit. Each director receives $12,000 per year compensation and an additional fee of $1,500 for each meeting of the Board of Directors and $750 for each Committee meeting attended. All directors are reimbursed for certain reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or Committee meetings.
Director Independence; Executive Sessions
The Board is composed of one employee director and three independent directors. The Board has affirmatively determined that each of the following directors is independent (as defined by NASDAQ listing standards): M. Wayne Williams, George W. Jones, and Jason C. Sauey. All directors who serve on the Audit, Compensation, and Nominating Committees are independent under NASDAQ listing standards. The independent members of our board hold regular executive sessions.
There are no family relationships between any director or executive officer of the Company.
Audit Committee
The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). During the Company’s 2005 fiscal year, the Audit Committee was composed of M. Wayne Williams (Chairman), George W. Jones, and Jason C. Sauey. The Audit Committee held four meetings during the Company’s 2005 fiscal year and three Executive Sessions with Deloitte and Touche LLP, the Company’s independent registered public accounting firm. All members attended the meetings. Each member of the Audit Committee is “independent,” as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee operates under a written charter adopted by the Audit Committee and approved by the Board of Directors. The Company’s Board of Directors has determined that the Company has at least one audit committee financial expert serving on its Audit Committee. M. Wayne Williams, the financial expert, is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.
The Audit Committee meets on a scheduled basis with the Company’s independent public accountants and is available to meet at the request of the Company’s independent public accountants. The Audit Committee reviews the Company’s accounting policies, internal controls, and other accounting and auditing matters; considers the qualifications and independence of the Company’s independent public accountants; makes all decisions regarding the engagement of an independent public accountant; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent public accountants. The Audit Committee reviews and discusses the audited financial statements with management, discusses with the Company’s independent auditors matters required to be discussed by SAS 61 and makes recommendations to the Board of Directors relating to the Company’s audited financial statements. The Audit Committee and the Board of Directors of the Company amended the Charter for the Audit Committee on September 12, 2003.

2005 Board Audit Committee Report
The members of the 2005 Audit Committee were M. Wayne Williams (Chairman), George W. Jones and Jason C. Sauey. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended July 31, 2005, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference in such filing.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.
The Audit Committee has also received the written disclosures and the letter from Deloitte and Touche LLP required by the Independence Standards Board’s Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Deloitte and Touche LLP their independence from the Company.
The Audit Committee regularly reviews the independence of the Company’s accountants with respect to the rendition of non-audit services to determine that such services are compatible and do not affect the accountant’s independence.
Based on the review and discussions referred to above, the 2005 Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005.
2005 Audit Committee:
M. Wayne Williams, Chairman
George W. Jones
Jason C. Sauey
Compensation Committee
During the Company’s 2005 fiscal year, the Compensation Committee was composed of George W. Jones (Chairman), M. Wayne Williams, and Jason C. Sauey. Each member of this Committee is an independent director under applicable NASDAQ listing standards. The Compensation Committee held two meetings during the Company’s 2005 fiscal year at which all members attended. The Committee reviews the nature and amount of compensation of the officers of the Company and recommends changes with respect thereto, including the Company’s Executive Bonus Plan and the 2001 Stock Option Plan.
Nominating Committee; Director Nomination Process
During the Company’s 2005 fiscal year, the Nominating Committee was composed of Jason C. Sauey (Chairman), George W. Jones, and M. Wayne Williams. Each member of this Committee is an independent director under applicable NASDAQ listing standards. This committee held one meeting during the last fiscal year. The Nominating Committee identifies and submits director nominees for our annual meeting of stockholders to the Board of Directors for their approval.

The Company’s current Bylaws address the Company’s nomination process. The Nominating Committee believes that as a result of the provisions in the Bylaws, any separate policy by the Committee would be duplicative. Accordingly, the Nominating Committee does not have a written charter. The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management and employees, and shareholder recommendations.
With respect to the Nominating Committee’s evaluation of director nominee candidates, the Committee considers the guidelines set forth in the Bylaws relating to a candidate’s competition with the Company. Beyond these guidelines, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. In evaluating a candidate, the Nominating Committee considers such relevant factors as it deems appropriate, including, but not limited to, strength of character, mature judgment, industry knowledge, career experience, educational and professional background, financial expertise, diversity, the extent to which a candidate would fill a present need on the Board, and the ability of a candidate to devote time and effort necessary to fulfill his or her responsibilities as a Director. At least one member of the Board of Directors must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board of Directors should meet the definition of “independent director” under the NASDAQ rules. The Nominating Committee also believes it is appropriate for the CEO to participate as a member of the Board of Directors.
In considering re-nomination of an incumbent director, the Nominating Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, and quality of performance, as well as any special skills or diversity that such director brings to the Board.
The Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of an appropriate candidate, the Nominating Committee recommends the candidate for consideration by the full Board of Directors.
The Nominating Committee will consider director candidates recommended by stockholders in addition to director candidates nominated by a stockholder in accordance with the Company’s Bylaws. The Committee will evaluate candidates recommended or nominated by shareholders in the same manner as and pursuant to the same qualification criteria by which it considers all other nominees.
Stockholders who wish to recommend candidates for consideration by the Nominating Committee may do so by submitting a written recommendation to the Secretary of the Company at the following address: H. Wayne Cooper, Corporate Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128-2486. As a prerequisite to consideration, each recommendation must be accompanied by biographical material of the proposed candidate, fully disclosing the candidate’s qualifications and demonstrated sound business judgment, as well as an indication that the proposed candidate would be willing to serve as a director, if elected.
Stockholders who wish to nominate (rather than simply recommend) a candidate for election at the Company’s annual meeting must follow the notice procedures and provide the information required by the Company’s Bylaws. A shareholder nomination should be submitted in writing to the Secretary of the Company at the following address: H. Wayne Cooper, Corporate Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128-2486. In order for a candidate recommended by a Stockholder to be considered as a nominee at the Annual Meeting to be held in 2006, the nomination must be received by the Secretary of the Company by July 5, 2006. If the Board of Directors determines that a director nomination was not made in accordance with the Bylaws, the Company may disregard such nomination. You can obtain a copy of the Bylaw provisions by sending a written request to the Secretary of the Company.

Other Board of Directors Matters
Director Attendance at Annual Meeting of Shareholders. We encourage each member of the Board of Directors to attend each annual meeting of the shareholders, but we have not adopted a formal policy with respect to such attendance. The Company typically holds a Board of Directors meeting in conjunction with its annual meeting. All of our directors were present at last year’s annual meeting.
Shareholder Communications with Directors. The Annual Meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board of Directors on matters relevant to the Company.
A shareholder who wishes to communicate with the Board, any Committee of the Board, the non-management directors as a group, or any individual director may also, at any time, write to that individual or group, c/o H. Wayne Cooper, Corporate Secretary, 12000 East Skelly Drive, Tulsa, Oklahoma 74128-2486. The letter should indicate that it is from a shareholder. The Secretary, or his designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. The Secretary may choose to disregard communications that are considered to be improper.
EXECUTIVE OFFICERS AND COMPENSATION
The executive officers of the Company are as follows:
Darrell J. Lowrance. Mr. Lowrance, age 67, has served as President and Chief Executive Officer since 1964.
Ronald G. Weber. Mr. Weber, age 61, has served as Executive Vice President of Engineering and Manufacturing since December 2004, Executive Vice President from June 2004 to December 2004 and Executive Vice President of Engineering and Manufacturing from July 2000 until June 2004. Prior thereto, Mr. Weber was the Executive Vice President of Technologies and Engineering from December 1993 until July 2000 and Senior Vice President of Engineering from September 1980 until December 1993. Mr. Weber joined the Company in January 1976 as a Senior Design Engineer and was subsequently promoted to Chief Design Engineer in October 1976, Director of Design Engineering in October 1977 and Vice President of Engineering in March 1979.
Larry B. Toering. Mr. Toering, age 44, has served as Senior Vice President of Sales and Marketing since June 2004. Mr. Toering was the Director of Aviation Product Sales from April 2003 through June 2004 and was North American Aviation Sales Manager from June 1997 through November 1999. From November 1999 through June 2004, Mr. Toering was also a captain with American Airlines.
Mark C. McQuown. Mr. McQuown, age 53, has served as Vice President of Sales since February 2000. Prior thereto, Mr. McQuown was Director of Sales since August 1997. Mr. McQuown joined the Company in June 1984 as a Zone Sales Manager and was subsequently promoted to Regional Sales Manager in June 1988, Director of International Sales in February 1995 and Director of International, Government and Industrial Sales in June 1996.
Bob G. Callaway. Mr. Callaway, age 62, has served as Vice President of Marketing since March 2000. Mr. Callaway joined Lowrance in August 1987 as Manager of Video Communications and was promoted to Director of Video Communications in October 1993. He subsequently joined Addvantage Media as Vice President-Field Service Group in March 1997. He worked as a freelance marketing consultant from October 1998 and in July 1999 joined T.D. Williamson as Manager of Marketing Resources before returning to Lowrance in March 2000.

Jane M. Kaiser. Ms. Kaiser, age 45, has served as Vice President of Customer Operations since February 2000. Prior thereto, Ms. Kaiser was Director of Customer/Sales Service since August 1997. Ms. Kaiser joined the Company in May 1995 as Cost Productivity Analyst and was subsequently promoted to Director of Cost Productivity in December 1995. Prior to joining the Company, Ms. Kaiser was employed by Kimberly Clark for nine years. Ms. Kaiser holds an MBA from Oklahoma State University and a CPA from the state of Illinois.
Douglas J. Townsdin. Mr. Townsdin, age 42, has served as Vice President of Finance and Chief Financial Officer since March 2000. Prior thereto, Mr. Townsdin was a Senior Manager with Arthur Andersen LLP since 1990.
All officers of the Company are elected annually at an organizational meeting of the Board of Directors immediately following the annual meeting.
Section 16(a) Beneficial Ownership Reporting Compliance and Related Party Transactions
The Company believes that during the fiscal year ended July 31, 2005, its directors and executive officers timely filed all reports due under Section 16(a) of the Exchange Act.
The Company has no relationships or transactions that are required to be reported under Item 404 of Regulation S-K.
Code of Ethics
The Company has adopted a Code of Ethics and Business Conduct that applies to the Company’s principal executive officer, principal financial and accounting officer, and all other employees. The Company filed a copy of the Code of Ethics and Business Conduct as Exhibit 14.0 to the Company’s report on Form 8-K dated May 10, 2004. A copy of the Code of Ethics and Business Conduct may be obtained, without charge, by writing or calling the Company at the following address and phone number: Douglas J. Townsdin, Vice President of Finance and Chief Financial Officer, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128; (918) 437-6881.
In the event of a waiver to the Code of Ethics and Business Conduct, the action will be promptly disclosed on the Company’s website at www.lowrance.com. If the Code of Ethics and Business Conduct is amended, the revised version will also be posted on the website noted above.
Summary Compensation Table
The following table sets forth the aggregate cash compensation earned by the executive officers listed (the “Named Executive Officers”) for services rendered in all capacities to the Company for the fiscal years ended July 31, 2005, 2004 and 2003.

			(1)	(2)		(3)
				Other Annual	Securities
Name of Individual/Principal	Year	Salary	Bonus	Compensation	Underlying	All
Position					Options/	Other
					SARS
		($)	($)	($)	(#’s)	($)
Darrell J. Lowrance	2005	458,700	193,800	—	—	28,400
President and Chief	2004	441,100	373,800	—	—	43,300
Executive Officer	2003	429,200	304,700	—	—	29,900

Ronald G. Weber	2005	271,200	73,800	—	—	12,500
Executive Vice President of	2004	259,800	120,000	—	—	11,800
Engineering and Manufacturing	2003	253,700	118,000	—	—	11,600

			(1)	(2)		(3)
				Other Annual	Securities
Name of Individual/Principal	Year	Salary	Bonus	Compensation	Underlying	All
Position					Options/	Other
					SARS
		($)	($)	($)	(#’s)	($)
Larry B. Toering	2005	205,500	55,900	—	—	10,800
Senior Vice President of	2004	91,000	8,200	—	—	1,400
Sales and Marketing	2003	12,500	—	—	—	—

David A. Craig (4)	2005	197,900	—	—	—	10,900
Vice President of Engineering	2004	88,000	8,200	—	—	2,600
	2003	78,500	—	—	—	—

Mark C. McQuown	2005	170,000	46,200	—	—	12,200
Vice President of Sales	2004	163,400	75,200	—	—	12,000
	2003	159,000	74,000	—	—	11,600

Bob G. Callaway	2005	166,400	45,200	—	—	10,500
Vice President of Marketing	2004	160,000	73,700	—	—	10,700
	2003	155,700	72,400	—	—	11,000

Jane M. Kaiser	2005	160,300	43,600	—	—	11,900
Vice President of Customer	2004	154,200	71,000	—	—	10,800
Operations	2003	150,000	69,700	—	—	10,600

Douglas J. Townsdin	2005	167,000	33,600	—	—	12,400
Vice President of Finance	2004	160,500	74,000	—	—	12,000
Chief Financial Officer	2003	156,200	72,600	—	—	11,600

(1)	The Company’s Executive Bonus Plan for fiscal year 2005 provided for a performance bonus pool measured entirely on the basis of the Company’s pretax, prebonus earnings compared to targeted pretax, prebonus earnings. This bonus pool was to be divided, based on certain predetermined percentages, between the Company’s President and its Vice Presidents. In order to earn any performance bonus, it was necessary for pretax, prebonus income to exceed $7.4 million, which the Company did and, accordingly, performance bonuses of approximately $261,000 were paid. The Executive Bonus Plan for fiscal year 2005 also provided for discretionary bonuses for executive officers. The discretionary bonuses for the executive officers, except the President, are granted at the recommendation of the President on the basis of individual performance not to exceed 15% of their respective salaries. The discretionary bonus for the President is granted by the Compensation Committee of the Board of Directors, not to exceed 15% of his salary. The President and the Compensation Committee of the Board of Directors did exercise their right to recommend discretionary bonuses for executive officers of the Company. Accordingly, discretionary bonuses of approximately $231,000 were paid.

(2)	The remuneration described in other annual compensation includes the cost to the Company of benefits furnished to the executive officers, including premiums for life and health insurance, personal use of Company automobiles or automobile allowances and other personal benefits provided to such individuals that are extended in connection with the conduct of the Company’s business. No officer received other compensation in excess of 10% of such officer’s cash compensation in the form of salary and bonus or in excess of $50,000.

(3)	Other compensation resulted from contributions to the Lowrance Savings Plan and Trust on behalf of the listed executive officers. Also included are director’s fees of $16,000, $31,500, and $18,000 paid to Mr. Lowrance in 2005, 2004 and 2003, respectively.

(4)	Does not include $23,400 of accrued vacation paid to Mr. Craig in July when he was no longer employed by the Company.

Employee Contracts and Termination of Employment and Change-in-Control Arrangements
Employment and Severance Arrangements. The Company entered into amended employment agreements (the “Amended Employment Agreements”) with Bob G. Callaway dated March 27, 2004, and Mark C. McQuown, Douglas J. Townsdin, and Jane M. Kaiser dated April 7, 2004. The summary of such Amended Employment Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the Amended Employment Agreements, which were filed as Exhibits 10.49 through 10.52 to the Company’s April 30, 2004 Quarterly Report on Form 10-Q. The term of the Amended Employment Agreements ran for a period of 12 months. Under the terms of the Employment Agreements, if the employment of any executive was terminated other than for “cause” (as defined therein), then each such executive was entitled to payment of their salary in accordance with the Company’s standard payroll practices for the remainder of the term of the agreement or a period of twelve months, whichever is longer. If the employment of the executive was terminated upon a change of control of the Company (as defined therein), then each such executive was entitled to a lump sum payment equal to 24 months of their salary. In March and April of 2005 the Amended Employment Agreements expired by their terms and were not renewed. However, Mr. McQuown, Mr. Townsdin, Mr. Callaway, and Ms. Kaiser remain executive officers of the Company on an at-will employment basis.
Change-in-Control Arrangements. The Company’s Employee Stability Policy (the “Policy”), which provides for severance payment under certain change-in-control circumstances, applies to all regular full-time employees, including executive officers, of the Company, except any employee who has a separate employment contract with the Company. The purpose of the Policy is to secure the employees’ continued services in the event of any threat or occurrence of a change of control (as defined in the Policy). The terms and conditions of the Policy applicable to the named executive officers, other than David A. Craig, are summarized below. The Policy ceased to apply to Mr. Craig effective July 15, 2005, the date of termination of his employment with the Company.
In the event of a qualifying termination of an executive officer within a one-year period following a “Change of Control” transaction, the executive officer is entitled to receive (in lieu of any other severance payments) severance pay in an amount equal to one year of the executive officer’s base salary under the Policy. A “Change of Control” transaction is defined as any reorganization, merger or consolidation, or sale, transfer or other disposition of all or substantially all of the assets or stock of the Company, in each case with or to a third party. A “qualifying termination” is a termination (1) by the Company for any reason other than cause or (2) by an executive officer for “good reason.” “Good reason” means that as a result of the Change of Control transaction either the executive officer’s annual base salary is reduced or that the executive officer is required to relocate. Any severance pay that accrues under the Policy will be paid over twelve months, in accordance with the Company’s standard payroll procedures. The executive officer would remain on the Company’s payroll solely for the purpose of payment of severance pay and would not be entitled to accrue any other benefits during the period of such payment.
Stock Option Plans. On July 2, 2001, the Company adopted the 2001 Stock Option Plan which provides for a maximum of 300,000 common shares available for issue. On July 31, 2001, 250,000 options were granted. All 250,000 of these options were exercised in fiscal 2005. There are 50,000 common shares available for grant. The Plan provides for incentive stock options, non-qualified stock options and stock appreciation rights and is designed to serve as an incentive for attracting and retaining qualified, competent employees and directors. Depending upon the type of option, the options and stock appreciation rights granted cannot have terms greater than ten years and six months. The plan requires incentive stock options to be granted at an option price of not less than 100% of the fair market value of the Company’s Common Stock at the date of grant. The plan is administered by the Compensation Committee and was approved by the shareholders at the Annual Meeting held December 11, 2001. As of July 31, 2005, seven persons were eligible for consideration to receive options under the 2001 Stock Option Plan .
On July 25, 2001, the Compensation Committee recommended and the Board of Directors approved that a total of 134,453 incentive stock options be granted and 115,547 non-qualified stock options be granted under the 2001 Stock Option Plan, all at an exercise price of $2.67, the fair market value on the date of grant. All 250,000 options granted on July 31, 2001 were exercised in fiscal 2005. There are no options outstanding.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
The following table sets forth information concerning the exercise of stock options during fiscal 2005 by each of the named executive officers and the fiscal year-end value of unexercised options.
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares		Exercisable Number of securities		Value of unexercised in-the-
	acquired on	Value	underlying unexercised		money option/SARs at
Name	exercise	realized	options/SARS at July 31, 2005		July 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
Darrell J. Lowrance	—	—	—	—	—	—
Ronald G. Weber	134,696	3,157,731	—	—	—	—
Larry B. Toering	—	—	—	—	—	—
Bob G. Callaway	22,412	517,788	—	—	—	—
Jane Kaiser	22,401	516,638	—	—	—	—
Mark C. McQuown	22,412	517,788	—	—	—	—
Douglas J. Townsdin	22,401	516,638	—	—	—	—
Retirement Plan
The Lowrance Savings Plan and Trust (the “Retirement Plan”) requires the Company to contribute to the Retirement Plan up to 6% of each participant’s salary annually. Participants include all U.S. employees of the Company, including executive officers, who have completed one year of employment with at least 1,000 hours of service. The Company makes a fixed contribution of 3% of each participant’s salary. In addition, if an employee makes voluntary contributions, the Company will make additional contributions equal to 50% of each dollar contributed by the employee, not to exceed 3% of the employee’s compensation. Each participant’s interest in the Company’s contributions vests fully over a period of six years. Generally, a participant’s interest in the Company’s contributions may be withdrawn only upon termination or in certain hardship situations.
Board Compensation Committee Report on Executive Compensation
Compensation Philosophy. The members of the Compensation Committee are Mr. George W. Jones (Chairman), Mr. M. Wayne Williams, and Mr. Jason C. Sauey. Each member of the Committee is a non-employee director. The Committee’s compensation philosophy is designed to attract, motivate, and retain highly qualified executives and to support a performance-oriented environment that rewards achievement of the Company’s short and long-term goals. Consistent with this philosophy, an important objective of the Committee is to ensure that the executive compensation program links a portion of compensation directly to the Company’s performance as well as the executive officer’s individual performance.
In determining the compensation payable to the Company’s executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company’s compensation policies and compensation information/surveys, which provide a comparison of the fixed and variable portions of the executive officer’s compensation. The key elements of the total annual compensation for executive officers consists of a base salary and variable compensation in the form of annual cash bonuses. Additionally, executives may participate on the same basis as other employees in the Company’s Retirement Plan on a tax-deferred basis as discussed above.

Base Salary. Base salaries for executive officers are established on the basis of the individual’s qualifications and relevant experience, his or her contribution and performance, and the compensation levels of executive officers at similar companies, subject to the requirements of any employment agreement to which an executive officer is a party.
Annual cash bonuses. Annual bonuses typically consist of two components, an earnings bonus based entirely on the Company’s pre-tax, pre-bonus earnings and a discretionary bonus on the basis of individual performance. Annual bonuses for the executive officers for fiscal 2005 were provided for under the 2005 Executive Bonus Plan. The Bonus Plan is designed to promote the success of the Company by providing executive officers with an opportunity to earn incentive compensation dependent upon that success. Each officer had to be a regular, full-time employee of the Company as of July 31, 2005 to receive a bonus under the Bonus Plan.
Earnings bonuses calculated under the Bonus Plan were based upon the audited pre-tax, pre-bonus earnings of the Company and the Applicable Salary for each Officer. Goals are set out at the beginning of the year and agreed to by the Committee. The “Applicable Salary” for purposes of the Bonus Plan was defined as each employee’s base gross pay at the end of the fiscal year before any reductions or additions for items such as fringe benefits, bonuses, or contributions to the Company’s 401(k) Plan. Each officer’s earnings bonus was calculated by multiplying the percentage of bonus provided on a pre-established schedule attached to the Bonus Plan and commensurate with the level of the Company’s pre-tax, pre-bonus income by the individual officer’s Applicable Salary.
Performance bonuses awarded under the Bonus Plan were made at the discretion of the President and Committee based on a subjective assessment of the individual’s performance. These bonuses are intended to provide competitive total awards to named officers, redress any inequities in the formula-derived award, or reward exemplary performance. Discretionary awards were limited to 15% of the Applicable Salary of each officer.
Chief Executive Officer Compensation. The Committee does not rely solely on pre-determined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and the Company’s other executive officers. The Committee believes that the total compensation for the Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers of the Company, as well as chief executive officers at comparable companies. Accordingly, each year the committee reviews Mr. Lowrance’s compensation arrangement, his individual performance and contributions to the Company during the fiscal year under review, the Company’s performance, and the major accomplishments and reported base salary information for the chief executive officers at comparable companies. Additional important considerations are the Chief Executive Officer’s ability to effectively manage the development and timely delivery of new products in the complex consumer electronics industry. The Committee recommends the level of individual performance bonus to be awarded to the Chief Executive Officer.
These factors were the basis for Mr. Lowrance’s salary and bonus outlined in the executive compensation table.
2005 Compensation Committee:
George W. Jones, Chairman
M. Wayne Williams
Jason C. Sauey

Performance Graph
The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total returns of the NASDAQ U.S. and NASDAQ Electronic components indices. The graph assumes that the value of the investment in the Common Stock and each index was $100 as of July 31, 2000 and that all dividends were invested on a quarterly basis.

Total Return Analysis
	7/31/2000	7/31/2001	7/31/2002	7/31/2003	7/31/2004	7/31/2005
LEIX	$100.00	$81.38	$100.97	$238.07	$747.31	$648.28
NASDAQ Electronic Components	$100.00	$29.46	$17.90	$28.27	$23.53	$27.04
NASDAQ U.S.	$100.00	$42.76	$31.38	$43.23	$44.01	$52.53

PRINCIPAL STOCKHOLDERS
The following table is based upon filings with the Securities and Exchange Commission as of October 17, 2005, and sets forth as of such date the number and percentages of outstanding shares of the Common Stock beneficially owned by all persons known by the Company to own more than 5% of the Company’s Common Stock, by each director of the Company, and by all officers and directors of the Company as a group:

Name and Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Shares

Darrell J. Lowrance (1)	758,123	(2)	14.8%
12000 East Skelly Drive Tulsa, OK 74128-2486

Royce & Associates LLC	598,080		11.7%
1414 Avenue of the Americas New York, NY 10019

First Wilshire Securities Management, Inc.	472,921		9.2%
600 South Lake Street, Suite 100 Pasadena, CA 91106-3955

Pequot Capital Management, Inc.	361,200		7.0%
500 Nyala Farm Road Westport, CT 06880

SunTrust Banks, Inc.	292,800		5.7%
303 Peachtree Street, Suite 1500 Atlanta, GA 30308

Ronald G. Weber (4)	65,604		1.3%
12000 East Skelly Drive Tulsa, OK 74128-2486

George W. Jones (3)	7,946		*
7607 So. Marion Tulsa, OK 74136

M. Wayne Williams (3)	9,500		*
2800 Hacienda Ct. Plano, TX 75023

Jason C. Sauey (3)	0		N/A
15981 Valplast Road Middlefield, OH 44062

Larry B. Toering (4)	0		N/A
12000 East Skelly Drive Tulsa, OK 74128-2486

Mark C. McQuown (4)	40		*
12000 East Skelly Drive Tulsa, OK 74128-2486

Name and Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Shares

Bob G. Callaway (4)	0		N/A
12000 East Skelly Drive Tulsa, OK 74128-2486

Jane M. Kaiser (4)	0		N/A
12000 East Skelly Drive Tulsa, OK 74128-2486

Douglas J. Townsdin (4)	8,653		*
12000 East Skelly Drive Tulsa, OK 74128-2486

All directors and	849,866	(5)	16.5%
officers as a group (including those listed above, nine persons total)

(1)	Director and Executive Officer.

(2)	Includes 324,408 shares held indirectly in an individual retirement account with Mr. Lowrance having the sole voting and investment power, and 3,725 owned indirectly by an immediate family member.

(3)	Director.

(4)	Executive Officer.

(5)	All securities owned by officers and directors are owned directly except for 328,133 shares described in note (2) above.

*	Less than 1%
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte and Touche LLP served as independent registered public accounting firm for the Company for its last fiscal year. A representative of Deloitte and Touche LLP will attend the Annual Meeting and have the opportunity to make a statement if the representative desires to do so and will be available to answer appropriate questions.
The Audit Committee of the Board of Directors has not selected the Company’s independent registered public accounting firm for fiscal year 2006. The Audit Committee annually reviews the performance of our independent public accountants and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which independent public accounting firm to engage to perform our annual audit. Approval of our accounting firm is not a matter that is required by our Bylaws or otherwise to be submitted to the shareholders.
PRINCIPAL ACCOUNTING FEES AND SERVICES
Audit Fees
Fees paid to Deloitte and Touche LLP for the audit of the Company’s annual financial statements included in the registrant’s reports on Form 10-K and review of the financial statements included in the registrant’s reports on Form 10-Q were $96,000 during fiscal 2005 and $123,000 during fiscal 2004.
Audit-Related Fees
There were $54,000 fees paid to Deloitte and Touche LLP for audit-related services in fiscal 2005 primarily related to a secondary offering by the Company and $337,000 fees paid or payable related to the Sarbanes-Oxley Section 404 Internal Control compliance reporting. There were $102,000 fees paid or payable to Deloitte & Touche LLP for audit-related services in fiscal 2004 related to the secondary offering by the Company.

Tax Fees
Fees paid to Deloitte & Touche LLP for services rendered for preparation of the Company’s state and federal income tax returns, tax compliance, tax advice and tax planning were $117,000 for fiscal 2005 and $15,000 for fiscal 2004.
All Other Fees
There were no additional fees paid or payable to Deloitte & Touche LLP for any other services provided during fiscal 2005 or 2004, respectively.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor on a case-by-case basis, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee before the completion of the audit. The Audit Committee approved 100% of audit, tax and all other services provided by any audit firms.
No audit work was performed by persons other than the principal accountant’s full-time, permanent employees.
STOCKHOLDER PROPOSALS
The date by which proposals of Stockholders intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting is July 5, 2006.
OTHER MATTERS
The Board of Directors does not intend to bring any other matters before the Annual Meeting nor does it know of any matters which other persons intend to bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies in the accompanying Proxy will vote thereon in accordance with their best judgment.
It is important that Proxies be returned promptly. Therefore, Stockholders who do not expect to attend the Annual Meeting in person are urged to sign the enclosed Proxy and mail it at their earliest convenience in the enclosed envelope for which no postage is needed if mailed in the United States.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned.

The Board of Directors recommends that you vote “FOR” proposal number 1.

1.	ELECTION OF FOUR DIRECTORS FOR A ONE-YEAR TERM.
The undersigned directs that this Proxy be voted:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY
	01 Darrell J. Lowrance	with exceptions noted below	FOR ALL NOMINEES
	02 George W. Jones 03 M. Wayne Williams 04 Jason C. Sauey	☐	☐

Withheld for the following only:
(Write the name(s) of the Nominee(s) in the space below.)

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
2.	OTHER MATTERS. The undersigned directs that this Proxy be voted in such manner as the proxies named herein, or either of them, may direct, in their discretion, on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

I plan to attend the Annual Meeting	☐
Please mark, date, and sign exactly as your name appears hereon and return promptly in the enclosed envelope. If shares are held jointly, each shareholder named should sign. If acting as executor, administrator, trustee, guardian, etc., please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

Dated

Signature of Shareholder

Signature of Shareholder

▲FOLD AND DETACH HERE▲

PROXY
LOWRANCE ELECTRONICS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON DECEMBER 13, 2005
The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held in the Seville I Room of the Renaissance Tulsa Hotel & Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on December 13, 2005, at 10:00 a.m., local time, and the Proxy Statement relating thereto and (b) appoints Darrell J. Lowrance and H. Wayne Cooper, or either of them, as proxies and attorneys with several powers of substitution, hereby revoking any prior Proxy, and hereby authorizes them or either of them to represent the undersigned and to vote as designated on the reverse side, all the shares of Common Stock of Lowrance Electronics, Inc. held of record by the undersigned on October 28, 2005, at the Annual Meeting of Stockholders and at any adjournment or adjournments thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲